Exhibit 99.1

Chris Morley named Chief Operating Officer of Zayo Group

Matt Erickson, co-founder and co-Chief Operating Officer of Zayo Group to depart Zayo

BOULDER, Colo. - May 31, 2016 - Zayo Group Holdings, Inc. (NYSE: ZAYO) announced today that co-Chief Operating Officer Chris Morley is being named Chief Operating Officer of Zayo Group, while co-COO and co-founder Matt Erickson will depart Zayo Group in late July.

“Matt is an extraordinarily valuable member of Zayo’s executive team, and has been from Zayo’s inception,” said Dan Caruso, Chairman and CEO of Zayo Group. “I will forever be grateful for Matt’s contributions to Zayo’s success.”

Erickson, who is leaving on his own accord for personal reasons, will continue to be active in his role as co-COO until late July. As previously announced, he will present at the Stephens Spring Investment Conference at the New York Palace on Tuesday, June 7.

“Morley and Erickson made a great team as co-COOs, with each of them, at various times over the past few years, being responsible for the range of the day-to-day functions of Zayo,” added Caruso. “Matt’s departure affords us the opportunity to combine all these functions under Chris, who is well prepared for the COO scope.”

Most recently, Morley has been responsible for overseeing the business segments of Dark Fiber Solutions, Network Connectivity, and Cloud and Colo. Erickson has been responsible for global sales, marketing, and customer service functions.

“Our Net New Bookings in recent quarters have been excellent, as has our churn,” said Morley. “We thank Matt for leaving us with strong momentum in these areas.” As announced, Morley will present at the D.A. Davidson 8th Annual Technology Forum at the Roosevelt Hotel in New York on Wednesday, June 1.

“Chris has been one of Zayo’s strongest leaders over the past several years,” said Caruso. “I am confident he will be very successful as Zayo’s COO.”

Prior to Zayo Group, Caruso and Erickson partnered to take ICG private, in a transaction that had a very strong outcome for investors and management. Erickson first met Caruso at Level 3 Communications, when Caruso was Group Vice President of Level 3’s product and marketing organization.

About Zayo

Zayo Group Holdings, Inc. (NYSE: ZAYO) provides communications infrastructure services, including fiber and bandwidth connectivity, colocation and cloud services to the world’s leading businesses. Customers include wireless and wireline carriers, media and content companies and finance, healthcare and other large enterprises. Zayo’s 112,000-mile network in North America and Europe includes extensive metro connectivity to thousands of buildings and data centres. In addition to high-capacity dark fiber, wavelength, Ethernet and other connectivity solutions, Zayo offers colocation and cloud services in its carrier-neutral data centers. Zayo provides clients with flexible, customized solutions and self-service through Tranzact, an innovative online platform for managing and purchasing bandwidth and services. For more information, visit zayo.com.